Exhibit 10.26

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into on September 24 , 2020 (the “Execution Date”) by and between Sandra G. Stoneman (“Executive”) and lmmunome, Inc. (the “Company”).

The Company desires to employ Executive and, in connection therewith, to compensate Executive for Executive’s personal services to the Company; and

Executive wishes to be employed by the Company and provide personal services to the Company in return for certain compensation.

Accordingly, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

l.          EMPLOYMENT BY THE COMPANY.

1.1       At-Will Employment. Executive shall be employed by the Company on an “at-will” basis, meaning either the Company or Executive may terminate Executive’s employment at any time, with or without Cause (as defined in Section 6.2(e) below), Good Reason (as defined in Section 6.2(d) below), or advance notice. Any contrary representations that may have been made to Executive shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between Executive and the Company on the “at-will” nature of Executive’s employment with the Company, which may be changed only in an express written agreement signed by Executive and a duly authorized officer of the Company. Executive’s rights to any compensation following a termination shall be only as set forth in Section 6 or under any applicable benefit or equity plan.

1.2       Position. Subject to the terms set forth herein, the Company agrees to employ Executive and Executive hereby accepts such employment. Executive shall serve as Chief Legal Officer, General Counsel, and Secretary. During the term of Executive’s employment with the Company, and excluding periods of vacation and sick leave to which Executive is entitled, Executive shall devote all business time and attention to the affairs of the Company necessary to discharge the responsibilities assigned hereunder, and shall use commercially reasonable efforts to perform faithfully and efficiently such responsibilities.

1.3       Start Date. Executive’s employment with the Company shall commence 45 days after the Execution Date, or such sooner date mutually agreed to in writing by Executive and the Company. The date Executive actually commences working as an employee for the Company is referred to as Executive’s “Start Date.” Prior to the Start Date, the Company shall have no obligation to provide Executive with compensation and benefits (including, but not limited to, the “Non-CIC Severance Benefits” or the “CIC Severance Benefits” stated in Section 6.2 and 6.3).

1.4  Duties. Executive will report to the President and Chief Executive Officer and will render such business and professional services in the performance of Executive’s duties, consistent with Executive’s position as Chief Legal Officer, General Counsel, and Secretary, as shall reasonably be assigned to her, subject to the oversight and direction of the President and Chief Executive Officer.

1.5       Location. Executive shall perform Executive’s duties under this Agreement principally out of the Company’s corporate headquarters, presently in Exton, Pennsylvania. In addition, Executive shall make such business trips to such places as may be reasonably necessary or advisable for the efficient operations of the Company.

1.6       Company Policies and Benefits. The employment relationship between the parties shall be subject to the Company’s written personnel policies and procedures as they may be adopted, revised, or deleted from time to time in the Company’s sole discretion. Executive shall be expected to comply with all applicable laws, regulations, rules, directives and other legal requirements of federal, state and other governmental and regulatory bodies having jurisdiction over the Company and of the professional bodies of which the Company is a member. During Executive’s employment with the Company, Executive is required to maintain in good standing any licenses and certifications necessary for the performance of Executive’s duties for the Company. Executive will be eligible to participate on the same basis as similarly-situated employees in the Company’s benefit plans in effect from time to time during Executive’s employment. Subject to the preceding sentence, the Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2.         COMPENSATION.

2.1       Salary. Commencing on the Start Date, Executive shall receive an annualized base salary of $385,000, subject to review and adjustment on an annual basis or at such more frequent intervals from time to time determined by the Company in its sole discretion, payable subject to standard federal and state payroll withholding requirements in accordance with the Company’s standard payroll practices (the “Base Salary”). The Company also agrees to conduct a performance review of Executive within six months of the Start Date.

2.2       Bonus.

(a)        During Employment. Commencing on the Start Date, Executive shall be eligible to receive an annual performance bonus (the “Annual Bonus”) with an annual target of up to 40% (the “Target Percentage”) of Executive’s then-current Base Salary (the “Target Bonus”). The Annual Bonus will be based upon the assessment of the Board (or a committee thereof) of Executive’s performance and the Company’s attainment of targeted goals (as set by the Company and confirmed by the Board) over the applicable calendar year. The Annual Bonus, if any, will be subject to applicable payroll deductions and withholdings. No amount of any Annual Bonus is guaranteed at any time, and, except as otherwise stated in Section 6.3(a)(iii), Executive must be an employee in good standing through the date the Annual Bonus is paid to be eligible to receive an Annual Bonus and no partial or prorated bonuses will be provided. Notwithstanding the foregoing, Executive’s Annual Bonus for 2020, if any, will be prorated based upon the Start Date. Unless otherwise stated in Section 6, any Annual Bonus, if awarded, will be paid at the same time annual bonuses are generally paid to other similarly-situated employees of the

Company. Executive’s eligibility for an Annual Bonus is subject to change in the discretion of the Board (or any authorized committee thereof).

(b)       Upon Termination. Except as otherwise stated in Section 6, in the event Executive leaves the employ of the Company for any reason prior to the date the Annual Bonus is paid. Executive is not eligible to earn such Annual Bonus, prorated or otherwise.

2.3       Retention Payment. The Company will make a one-time payment to Executive of $25,000 (the “Retention Payment”), less applicable withholding taxes, expressly contingent upon Executive remaining in employment through the one (1) year anniversary of the Start Date. The Retention Payment will be paid in a lump sum on the Company’s first ordinary payroll date following the one (1) year anniversary of the Start Date, subject to (except as otherwise stated in Section 6) Executive’s continued employment through and including such one (1) year anniversary date.

2.4       Company Equity Award.

(a)        Subject to Board approval, Executive will be granted a stock option (the “Option”) to purchase shares of Common Stock, representing l% of the fully-diluted equity of the Company as of the date of grant, on a post-IPO basis. (For purposes of this Agreement, “fully diluted equity” means the total number of shares of outstanding Company Common Stock and Company Preferred Stock, with the Preferred Stock calculated on an as-converted to Common Stock basis, including for this purpose the maximum number of shares issuable as of the grant date under the Company’s 2020 Equity Incentive Plan (the “Plan”) (inclusive of granted options and unallocated shares reserved for issuance thereunder) and outstanding warrants)). The Option shall vest over four years, with 25% of the shares subject to the Option vesting on the first anniversary of the Start Date and the remaining 75% vesting in substantially equal monthly installments over the next 36 months; subject to Executive’s Continuous Service (as defined in the Plan) through each such vesting date. The exercise price of the Option will be the fair market value per share on the date of grant, determined in accordance with the terms of the Plan.

(b)       All stock options will be subject to the terms of the Plan and a stock option agreement to be executed by Executive as a condition to the grant. The stock option agreement will provide that vesting is conditioned upon Executive’s continued employment with the Company at each applicable vesting date, subject to acceleration to the extent specified in Section 6.3 below.

(c)        Executive remains eligible to be considered for future equity awards as may be determined by the Board or a committee of the Board in its discretion in accordance with the terms of any applicable equity plan or arrangement that may be in effect from time to time.

2.5       Expense Reimbursement. The Company will reimburse Executive for reasonable business expenses in accordance with the Company’s standard expense reimbursement policy. With respect to any such reimbursements hereunder: (a) any such reimbursements will be paid no later than December 3 l of the year following the year in which the expense was incurred or as otherwise provided in the Company’s standard expense reimbursement policy, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit, and (d) the Company shall have the right to deduct from all payments hereunder any taxes required by law to be withheld with respect to any such reimbursement payments.

3.         CONFIDENTlAL lNFORMATION, INVENTIONS, NON-SOLICITATION AND NON-COMPETITION OBLIGATIONS. In connection with Executive’s employment with the Company, Executive will receive and have access to the Company’s confidential information and trade secrets. Accordingly, and in consideration of the benefits that Executive is eligible to receive under this Agreement. Executive agrees to sign the Company’s Employee Confidential Information, Inventions. Non-Solicitation and Non-Competition Agreement (the “Confidential Information Agreement”), attached as Exhibit A, which contains certain confidentiality, non-disclosure, nonsolicitation and non-competition obligations, among other obligations. The Confidential Information Agreement contains provisions that are intended by the parties to survive and do survive termination or expiration of this Agreement.

4.        OUTSIDE ACTIVITIES. Except with the prior written consent of the Board, Executive will not, while employed by the Company, undertake or engage in any other employment, occupation, or business enterprise except for (i) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit, and/or other charitable organization as Executive may wish to serve, (ii) reasonable time devoted to activities in the nonprofit and business communities consistent with Executive’s position with the Company, (iii) fulfill speaking engagements and teaching activities, and (iv) such other activities as may be specifically approved by the Board, in the cases of (i)-(iv), so long as such activities do not materially interfere or conflict with the performance of Executive’s duties and responsibilities under this Agreement. This restriction shall not, however, preclude Executive from (x) owning less than one percent (1%) of the total outstanding shares of a publicly-traded company, (y) managing Executive’s passive personal investments, or (z) employment or service in any capacity with Affiliates of the Company. As used in this Agreement, “Affiliates” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act of 1933, as amended. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

5.         NO CONFLICT WITH EXISTING OBLIGATIONS. Executive represents that Executive’s performance of all the terms of this Agreement and continued service as an employee of the Company do not and will not breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services. Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith or with Executive’s duties to the Company.

6.         TERMINATION O F EMPLOYMENT. The parties acknowledge that Executive’s employment relationship with the Company is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause (as defined below) or advance notice. The provisions in this Section govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter this at-will status.

6.1       Termination by Virtue of Death or Disability of Executive.

(a)        In the event of Executive’s death while employed pursuant to this Agreement, all obligations of the parties hereunder and Executive’s employment shall terminate immediately, and the Company shall, pursuant to the Company’s standard payroll policies and applicable law, pay to Executive’s legal representatives the Accrued Obligations (as defined in Section 6.2(c) below) due to Executive.

(b)       Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to Executive, to terminate this Agreement based on Executive’s Disability (as defined below). Termination by the Company of Executive’s employment based on “Disability” shall mean termination because Executive is unable due to a physical or mental condition to perform the essential functions of Executive’s position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. In the event Executive’s employment is terminated based on Executive’s Disability, Executive will be entitled to the Accrued Obligations due to Executive.

(c)        In the event Executive’s employment is terminated based on Executive’s death or Disability, Executive will not receive the Non-CIC Severance Benefits (as defined below), the CIC Severance Benefits (as defined below), or any other severance compensation or benefit, except that the Company will provide the Accrued Obligations (as stated in Sections 6.l(a) and 6.l(b)).

6.2       Termination by the Company or Resignation by Executive (not in connection with a Change in Control).

(a)        The Company shall have the right to terminate Executive’s employment pursuant to this Section 6.2 at any time (subject to any applicable cure period stated in Section 6.2(e)) with or without Cause or advance notice, by giving notice as described in Section 7.1 of this Agreement. Likewise, Executive can resign from employment with or without Good Reason, by giving notice as described in Section 7.l of this Agreement. Executive hereby agrees to comply with the additional notice requirements set forth in Section 6.2(d) below for any resignation for Good Reason. If Executive is terminated by the Company (with or without Cause) or resigns from employment with the Company (with or without Good Reason), then Executive shall be entitled to the Accrued Obligations (as defined below). In addition, if Executive is terminated without Cause or resigns for Good Reason, in either case, outside of the Change in Control Measurement Period (as defined below), and provided that such termination constitutes a “separation from service” (as defined under Treasury Regulation Section l.409A-l(h), without regard to any alternative definition thereunder, a “Separation from Service”), and further provided that Executive executes and allows to become effective a separation agreement that includes, among other terms, a general release of claims in favor of the Company and its Affiliates and representatives, in the form presented by the Company (the “Separation Agreement”), and subject to Section 6.2(b) (the date that the general release of claims in the Separation Agreement becomes effective and may no longer be revoked by Executive is referred to as the “Release Date” ), then Executive shall be eligible to receive the following severance benefits (collectively the “Non-CIC Severance Benefits”):

(i)         The Company will pay Executive severance pay in the form of continuation of Executive’s then-current Base Salary for nine (9) months and a lump sum payment of the Retention Payment (the “Non-CIC Severance”). The Non-CIC Severance will be paid in substantially equal installments on the Company’s regular payroll schedule following the termination date, subject to standard deductions and withholdings; provided, however that no portion of the Non-CIC Severance will be paid prior to the Release Date, and any such payments that are otherwise scheduled to be made prior to the Release Date shall instead accrue and be made on the first regular payroll date following the Release Date; and

(ii)       Provided Executive or Executive’s covered dependents, as the case may be, timely elects continued coverage under COBRA, or state continuation coverage (as applicable), under the Company’s group health plans following such termination, the Company will pay the COBRA, or state continuation coverage, premiums to continue Executive’s (and Executive’s covered dependents, as applicable) health insurance coverage in effect on the termination date until the earliest of: (I) nine (9) months following the termination date; (2) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or selfemployment; or (3) the date Executive ceases to be eligible for COBRA or state law continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (1)-(3), (the “Non-CIC COBRA Payment Period”)). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA, or state continuation coverage, premiums on Executive’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying such premiums pursuant to this Section, the Company shall pay Executive on the last day of each remaining month of the Non-CIC COBRA Payment Period, a fully taxable cash payment equal to the COBRA or state continuation coverage premium for such month, subject to applicable tax withholding, for the remainder of the Non-CIC COBRA Payment Period. Nothing in this Agreement shall deprive Executive of Executive’s rights under COBRA or ERISA for benefits under plans and policies arising under Executive’s employment by the Company.

(b)       Executive shall not receive the Non-CIC Severance Benefits pursuant to Section 6.2(a) unless Executive executes the Separation Agreement within the consideration period specified therein, which shall in no event be more than forty-five (45) days, and until the Separation Agreement becomes effective and can no longer be revoked by Executive under its terms. Executive’s ability to receive the Non-CIC Severance Benefits pursuant to Section 6.2(a) is further conditioned upon Executive: (i) returning all Company property; (ii) complying with Executive’s post-termination obligations under this Agreement and the Confidential Information Agreement; (iii) complying with the Separation Agreement, including without limitation any non disparagement and confidentiality provisions contained therein; and (iv) resignation from any other positions Executive holds with the Company, effective no later than Executive’s date of termination (or such earlier date as requested by the Board).

(c)        For purposes of this Agreement, “Accrued Obligations” are (i) Executive’s accrued but unpaid salary through the date of termination, (ii) any unreimbursed business expenses incurred by Executive payable in accordance with the Company’s standard expense reimbursement policies, and (iii) benefits owed to Executive under any qualified retirement plan or health and welfare benefit plan and other benefits plans in which Executive was a participant in accordance with applicable law and the provisions of such plan.

(d)       For purposes of this Agreement, “Good Reason” means any of the following actions taken by the Company without Executive’s express prior written consent: (i) a reduction by the Company of Executive’s Base Salary (other than in a broad based reduction similarly affecting all other members of the Company’s executive management); (ii) the relocation of Executive’s principal place of employment from the Company’s Exton, Pennsylvania office, without Executive’s consent, to a place outside of the Greater Philadelphia area; (iii) the change in Executive’s reporting relationship to any person other than the Chief Executive Officer; or (iv) a material reduction in Executive’s duties, authority, or responsibilities for the Company relative to Executive’s duties, authority, or responsibilities in effect immediately prior to such reduction, provided, however, that the conversion of the Company to a subsidiary, division or unit of an acquiring entity in connection with a Change in cControl, will be deemed a “material reduction” in and of itself; provided, however, that, any such termination by Executive shall only be deemed for Good Reason pursuant to this definition if: (1) Executive gives the Company written notice of her intent to terminate for Good Reason within thirty (30) days following her obtaining knowledge of the first occurrence of the condition(s) that she believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); (3) the Company has not, prior to receiving such notice from Executive, already informed Executive that her employment with the Company is being terminated; and (4) Executive voluntarily terminates her employment within thirty (30) days following the end of the Cure Period.

(e)        For purposes of this Agreement, “Cause” for termination shall mean that Executive has engaged in any of the following: (i) a material breach of any covenant or condition under this Agreement or any other material agreement between the parties after the expiration of ten (10) days without cure after written notice of such breach; (ii) any act constituting dishonesty, fraud, immoral or disreputable conduct; (iii) any conduct which constitutes a felony under applicable law; (iv) material violation of any Company policy; (v) refusal to follow or implement a clear, lawful and reasonable directive of Company; (vi) gross negligence or incompetence in the performance of Executive’s duties after the expiration of ten (10) days without cure after written notice of such failure; or (vii) breach of fiduciary duty to the Company.

(f)        The Non-CIC Severance Benefits provided to Executive pursuant to this Section 6.2 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy, or program. For avoidance of doubt, Executive shall not be eligible to receive both CIC Severance Benefits and Non-CIC Severance Benefits.

(g)        Any damages caused by the termination of Executive’s employment without Cause not in connection with a Change in Control would be difficult to ascertain; therefore, the Non-CIC Severance Benefits for which Executive is eligible pursuant to Section 6.2(a) above in exchange for the Separation Agreement is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

(h)       If the Company terminates Executive’s employment for Cause, or Executive resigns from employment with the Company without Good Reason, regardless of whether or not such termination is in connection with a Change in Control (as defined in the Plan, as may be amended from time to time), then Executive shall be entitled to the Accrued Obligations, but Executive will not receive the Non-CIC Severance Benefits, the CIC Severance Benefits, or any other severance compensation or benefit.

6.3       Termination by the Company without Cause or Resignation by Executive for Good Reason (in connection with a Change in Control).

(a)        In the event that the Company terminates Executive’s employment without Cause or Executive resigns for Good Reason, in either case, within three (3) months prior to or within twelve (12) months following the effective date of a Change in Control (such period, the “Change in Control Measurement Period”) then Executive shall be entitled to the Accrued Obligations and, subject to Executive’s full compliance with Section 6.2(b) above, Executive shall be eligible to receive the following severance benefits (collectively the “CIC Severance Benefits”):

(i)         The Company will pay Executive severance pay in the form of continuation of Executive’s then-current Base Salary for twelve (12) months and a lump sum payment of the Retention Payment (the “CIC Severance”). The CIC Severance will be paid in substantially equal installments on the Company’s regular payroll schedule following the termination date, subject to standard deductions and withholdings; provided, however that no portion of the CIC Severance will be paid prior to the Release Date, and any such payments that are otherwise scheduled to be made prior to the Release Date shall instead accrue and be made on the first regular payroll date following the Release Date;

(ii)       Provided Executive or Executive’s covered dependents, as the case may be, timely elects continued coverage under COBRA, or state continuation coverage (as applicable), under the Company’s group health plans following such termination, the Company will pay the COBRA, or state continuation coverage, premiums to continue Executive’s (and Executive’s covered dependents, as applicable) health insurance coverage in effect on the termination date until the earliest of: (1) twelve (12) months following the termination date; (2) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (3) the date Executive ceases to be eligible for COBRA or state law continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (1)-(3), (the “CIC COBRA Payment Period”)). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA, or state continuation coverage, premiums on Executive’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and

Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying such premiums pursuant to this Section, the Company shall pay Executive on the last day of each remaining month of the CIC COBRA Payment Period, a fully taxable cash payment equal to the COBRA or state continuation coverage premium for such month, subject to applicable tax withholding, for the remainder of the CIC COBRA Payment Period. Nothing in this Agreement shall deprive Executive of Executive’s rights under COBRA or ERISA for benefits under plans and Policies arising under Executive’s employment by the Company;

(iii)     The Company will make a lump sum cash payment to Executive in an amount equal to one (1) times the Target Bonus for the year in which the termination occurs, subject to standard payroll deductions and withholdings, which will be paid on the first payroll date after the 60th day following Executive’s date of termination, provided that Executive has delivered an effective Separation Agreement as of such date; and

(iv)     Effective as of Executive’s termination date or, if later, the date of such Change in Control, the vesting and exercisability of all outstanding equity awards held by Executive immediately prior to the termination date (if any) shall be accelerated in full.

(b)       The CIC Severance Benefits provided to Executive pursuant to this Section 6.3 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy, or program.

(c)        Any damages caused by the termination of Executive’s employment without Cause during the Change in Control Measurement Period would be difficult to ascertain; therefore, the CIC Severance Benefits for which Executive is eligible pursuant to Section 6.3(a) above in exchange for the Release are agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

6.4       Cooperation With the Company After Termination of Employment. Following termination of Executive’s employment for any reason, Executive shall reasonably cooperate with the Company in all matters relating to the winding up of Executive’s pending work including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to such other executives as may be designated by the Company.

6.5       Effect of Termination. Executive agrees that should Executive’s employment be terminated for any reason, Executive shall be deemed to have resigned from any and all positions with the Company, including, but not limited to, a position on the Board and all positions with any and all subsidiaries and Affiliates of the Company.

6.6       Application of Section 409A.

(a)        It is intended that all of the compensation payable under this Agreement, to the greatest extent possible, either complies with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) or satisfies one or more of the exemptions from the application of Section 409A, and this Agreement will be construed in a manner consistent with such intention, incorporating by reference all required definitions and payment terms.

(b)       No severance payments will be made under this Agreement unless Executive’s termination of employment constitutes a Separation from Service. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section l.409A- 2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment

(c)        To the extent that any severance payments are deferred compensation under Section 409A, and are not otherwise exempt from the application of Section 409A, then, to the extent required to comply with Section 409A, if the period during which Executive may consider and sign the Separation Agreement spans two calendar years, the severance payments will not begin until the second calendar year. If the Company determines that the severance benefits provided under this Agreement constitutes “deferred compensation” under Section 409A and if Executive is a “specified employee” of the Company, as such term is defined in Section 409A (a)(2)(B)(i) of the Code at the time of Executive’s Separation from Service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the severance will be delayed as follows: on the earlier to occur of (a) the date that is six months and one day after Executive’s Separation from Service, and (b) the date of Executive’s death, the Company will: (i) pay to Executive a lump sum amount equal to the sum of the severance benefits that Executive would otherwise have received if the commencement of the payment of the severance benefits bad not been delayed pursuant to this Section 6.6(c); and (ii) commence paying the balance of the severance benefits in accordance with the applicable payment schedule set forth in Sections 6.2 and 6.3. No interest shall be due on any amounts deferred pursuant to this Section 6.6(c).

(d)       To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year. The Company makes no representation that compensation paid pursuant to the terms of this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment.

6.7       Excise Tax Adjustment.

(a)        If any payment or benefit Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this Section, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the

Payment (after reduction) being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)). after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(b)       Notwithstanding any provision of this Section 6.7 to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

(c)        Unless Executive and the Company agree on an alternative accounting Firm or law Firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity, or group effecting the Change in Control transaction, the Company shall appoint a nationally-recognized accounting or law firm to make the determinations required by this Section 6.7. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.

(d)       If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 6.7(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 6.7(a)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of

Section 6.7(a), Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

7.         GENERAL PROVISIONS.

7.1       Notices. Any notices required hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationallyrecognized overnight courier, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll or (if notice is given prior to Executive’s termination of employment) to Executive’s Company-issued email address, or at such other address as the Company or Executive may designate by ten (10) days’ advance written notice to the other.

7.2       Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provisions had never been contained herein.

7.3       Waiver. If either party should waive any breach of any provisions of this Agreement, Executive or the Company shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.4       Complete Agreement. This Agreement (including Exhibit A), and any other separate agreement relating to equity awards constitute the entire agreement between Executive and the Company with regard to the subject matter hereof and supersede any prior oral discussions or written communications and agreements. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company.

7.5       Counterparts. This Agreement may be executed by electronic transmission and in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

7.6       Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.7       Successors and Assigns. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to Executive’s estate upon Executive’s death.

7.8       Choice of Law. All questions concerning the construction, validity, and interpretation of this Agreement will be governed by the laws of the Commonwealth of Pennsylvania.

7.9       Resolution of Disputes. To ensure the timely and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, or Executive’s employment, or the termination of Executive’s employment, including but not limited to all statutory claims, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration by a single arbitrator conducted in Philadelphia, Pennsylvania by Judicial Arbitration and Mediation Services Inc. (“JAMS”) under the then applicable JAMS rules (at the following web address: https://www.jamsadr.com/rules-employment-arbitration/). A hard copy of the rules will be provided to Executive upon request. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this provision, whether by Executive or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. The Company acknowledges that Executive will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this Agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; (c) be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law; and (d) is authorized to award attorneys’ fees to the prevailing party. Subject to the foregoing sentence, Executive and the Company shall equally share all JAMS’ arbitration fees and each party is responsible for its own attorneys' fees. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. To the extent applicable law prohibits mandatory arbitration of sexual harassment claims, in the event Executive intends to bring multiple claims, including a sexual harassment claim, the sexual harassment claim may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the day and year first written above.

IMMUNOME, INC.

By:	/s/ Purnanand D Sarma
Name: PURNANAND D SARMA
Title: PRESIDENT &CEO

EXECUTIVE:

/s/ Sandra G. Stoneman
Sandra G. Stoneman

Exhibit A

EMPLOYEE CONFIDENTIAL INFORMATION, INVENTIONS, NON-SOLICITATION AND NON-

COMPETITION AGREEMENT